Exhibit 99.1

NeoRx Reports Fourth Quarter and Full Year Financial Results and Corporate Highlights

Management to Hold Conference Call Today at 4:30 p.m. ET (1:30 p.m. Pacific)

Seattle (March 16, 2005) — NeoRx Corporation (NASDAQ: NERX) today reported results for the quarter and year ended December 31, 2004.

For the fourth quarter of 2004, NeoRx reported a net loss of $5.3 million ($0.18 diluted loss per share on a loss applicable to common shares of $5.4 million), compared to a net loss of $3.1 million ($0.19 diluted loss per share on loss applicable to common shares of $5.2 million) for the fourth quarter of 2003.  Net loss for the year ended December 31, 2004 was $19.4 million ($0.66 diluted loss per share on a loss applicable to common shares of $19.9 million), compared to a net loss of $5.1 million ($0.28 diluted loss per share on a loss applicable to common shares of $7.5 million) for the year ended December 31, 2003.  The 2003 results included income of $10.0 million from licensing certain non-core intellectual property.

“I believe that we are making substantial progress to advance NeoRx as a specialty pharmaceutical company dedicated to the development and commercialization of oncology products,” said Jerry McMahon, Ph.D., chairman and chief executive officer of NeoRx.  “Among our accomplishments during 2004, we expanded our oncology pipeline with the acquisition of the platinum-based compound NX 473, for which we currently plan to begin a Phase II trial in small cell lung cancer in mid-2005; we started our pivotal trial of STR for the treatment of multiple myeloma; and we added key members to our executive team and board of directors.”

“During the coming year, we are committed to forming partnerships to support clinical development and commercialization of STR and NX 473, and to continuing to build our portfolio with oncology product candidates that have the potential to provide long-term value for our shareholders,” added McMahon.

Revenue for the fourth quarter of 2004 was $2,000 from royalties earned.  The Company received no revenue in the fourth quarter of 2003.  Revenue for the year ended December 31, 2004 was $1.0 million, compared to $10.5 million for the year ended December 31, 2003.  Revenue for the 2004 year consisted primarily of milestone payments from Boston Scientific Corporation.  Revenue for the 2003 year consisted of $10.0 million from the assignment and license to Boston Scientific Corporation of certain non-core intellectual property and revenue from a facilities lease.

Total operating expenses for the fourth quarter of 2004 increased to $5.3 million, from $3.1 million for the fourth quarter of 2003, and increased to $20.5 million for the year ended December 31, 2004, from $15.2 million for the same period in 2003.

Research and development expenses increased to $3.3 million for the fourth quarter of 2004, from $2.2 million for the fourth quarter of 2003.  The increase in R&D expenses for the fourth quarter of 2004 resulted from increased costs related to the STR Phase III trial, which was opened in March 2004, and to pre-clinical development efforts related to NX 473.  Research and development expenses for the year ended December 31, 2004 increased to $13.3 million, from $9.6 million for the same period in 2003 due to the same activities.

General and administrative expenses increased to $2.0 million for the fourth quarter of 2004, compared to $1.5 million for the fourth quarter of 2003, and increased to $7.2 million for the year ended December 31, 2004, from $6.3 million for the same period in 2003.  The increase in G&A costs for the quarter and year ended December 31, 2004 was due primarily to increased personnel related costs.

Cash and investment securities as of December 31, 2004 were $17.8 million, compared to $27.5 million at December 31, 2003.

Fourth Quarter and Other Recent Highlights:

•                                          Reported updated survival data at the 46th annual meeting of the American Society of Hematology (ASH) from multiple myeloma patients previously treated in Phase I/II trials of STR.  Among the 10 patients treated with STR at a dosage equivalent to that being used in the current pivotal Phase III trial, the complete response rate was 40 percent and the four-year survival rate was 70 percent.

•                                          Filed an Investigational New Drug application with the FDA for a Phase II trial of NX 473 in patients with small cell lung cancer.  The NX 473 platinum-based compound is being developed to improve on the efficacy and safety of existing platinum compounds.

•                                          Announced the publication in the November 2004 issue of Investigational New Drugs of third party preclinical data supporting the use of NX 473 in colorectal cancer.  These preliminary data indicate that NX 473 is active in colorectal cell lines sensitive or resistant to 5FU, a standard treatment for colorectal cancer.

•                                          Appointed Susan D. Berland, formerly of Monsanto Company and DNA Sciences Inc., as chief financial officer.  Berland brings 25 years of corporate financial experience to NeoRx. Caroline M. Loewy, formerly of Morgan Stanley Inc. and Prudential Securities, Inc., also joined NeoRx in a consulting capacity as vice president of strategic development.

•                                          Appointed Alan B. Glassberg, M.D., associate director of clinical care at the University of California San Francisco Comprehensive Cancer Center and member of the board of directors for Biogen Idec, Inc., to the Company’s board of directors. Glassberg brings more than 35 years experience in oncology-related clinical practice and oversight to NeoRx.

Conference Call

Management will host a conference call beginning at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today to discuss the financial results, review recent corporate highlights and answer questions.

To participate in the live call by telephone, please dial (888) 803-8271 from the U.S., and for international callers, please dial (706) 634-2467.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering reservation number 4108203.

The live conference call will also be available via the Internet at www.neorx.com, and a recording of the call will be available on the Company’s Web site for 14 days following the completion of the call.

About NeoRx

NeoRx is a cancer therapeutics development company.  The Company’s product pipeline includes STR, a radiotherapeutic targeting bone, currently in a pivotal phase III clinical trial for patients with multiple myeloma, and NX 473, a next-generation platinum therapy that the Company plans to evaluate in the treatment of patients with advanced lung and colorectal cancers.  For more information, visit www.neorx.com.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the Company’s actual results include the availability of financing sources for the development of NeoRx’s product candidates, the progress and costs of clinical trials and the timing of regulatory approvals, the ability to successfully develop and commercialize products and the risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.  As permitted by SEC Rules, the Company will file with the Commission, on or before March 17, 2005,  a notification on Form 12b-25 extending the filing date for submission of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. Such submission is based on the Company’s inability, as a result of the factors described in the Form 12b-25, to file its Form 10-K within the prescribed time period without unreasonable effort or expense.  The Company expects to file its Form 10-K by March 31, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx and STR are trademarks or registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

Visit NeoRx at www.neorx.com.

© 2005 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation

Julie Rathbun

jrathbun@neorx.com

(206) 286-2517

(Tables to follow)

NeoRx Corporation

Selected Financial Information

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Unaudited
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

REVENUES	$2		$1,015	$10,531
OPERATING EXPENSES:
Research and development	3,322	$2,215	13,331	9,591
General and administrative	1,998	1,523	7,171	6,265
Gain on sale of real estate and equipment	—	(638)	—	(638)
Total operating expenses	5,320	3,100	20,502	15,218
Loss from operations	(5,318)	(3,100)	(19,487)	(4,687)
Other income (expense), net	40	(47)	116	(182)
Net loss before cumulative effect of change in accounting principle	(5,278)	(3,147)	(19,371)	(4,869)

Cumulative effect of change in accounting principle	—	—	—	(190)
Net loss	(5,278)	(3,147)	(19,371)	(5,059)

Series B warrants beneficial conversion feature	—	(1,976)	(1,976)
Preferred stock dividends	(125)	(125)	(500)	(500)
Loss applicable to common shares	$(5,403)	$(5,248)	$(19,871)	$(7,535)

Loss per share:
Basic and diluted loss per share before cumulative effect of change in accounting principle	$(0.18)	$(0.19)	$(0.66)	$(0.27)
Cumulative effect of change in accounting principle	—	—	—	(0.01)
Basic and diluted loss applicable to common shares	$(0.18)	$(0.19)	$(0.66)	$(0.28)

Shares used in calculation of loss per share:
Basic and diluted	30,863	27,927	30,143	27,280

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2004	December 31, 2003
ASSETS:
Cash and investment securities	$17,753	$27,501
Facilities and equipment, net	7,102	7,471
Licensed products	1,875	—
Other assets, net	706	719
Total assets	$27,436	$35,691
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities	$2,703	$2,089
Long-term liabilities	3,905	4,112
Shareholders' equity	20,828	29,490
Total liabilities and shareholders' equity	$27,436	$35,691